CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


As the independent registered public accounting firm, we hereby consent to the use of our reports incorporated by reference herein dated October 30, 2006 on the financial statements of the Valiant Fund, comprising the U.S. Treasury Money Market Portfolio, General Money Market Portfolio, Tax-Exempt Money Market Portfolio and U.S Treasury Income Portfolio as of August 31, 2006 and for the periods indicated therein and to all references to our firm in the Prospectuses and the Statement of Additional Information in this Post-Effective Amendment to the Valiant Fund Registration Statement on Form N-1A.






Cohen Fund Audit Services, Ltd.
(f.k.a. Cohen McCurdy, Ltd.)
Westlake, Ohio
December 21, 2006